AGREEMENT OF MERGER CAYENNE ENTERTAINMENT, INC. INTO BOEING RUN, INC.

                            AGREEMENT OF MERGER
                                  Between
                          Boeing Run Incorporated
                        A Colorado Corporation and
                       Cayenne Entertainment, Inc.
                           A Nevada Corporation

WITNESS the term of this Agreement of Merger is by and between Boeing Run Incorporated, a Colorado corporation (hereinafter referred to as "BRI") and Cayenne Entertainment, Inc., a Nevada corporation (hereinafter referred to as "CEI").

RECITALS:

                           I.INDEMNITY OF PARTIES

BRI was organized in accordance with the laws of the State of Colorado on April 9, 1998 and has an authorized capitalization of 20,000,000 shares of no par value common stock and 5,000,000 shares of non-voting preferred stock, of which 1,230,000 shares of common stock are outstanding.

CEI was incorporated in accordance with the laws of the State of Nevada on November 13, 2000. CEI's capitalization is 50,000,000 shares of $0.001 par value of common stock and 1,000,000 shares of $0.001 par value of preferred stock. CEI's outstanding shares upon the merger shall be 685,000 of common stock.

                   II.ASSUMPTION OF ASSETS & LIABIITIES

When this Agreement of Merger becomes effective as is hereinafter provided, BRI shall;

Assume all assets, liabilities, agreements, license, shareholder and director minutes including all resolutions thereto standing on the books and records of CEI. Said assumed shareholder and director minutes shall become affixed to the minutes of CEI upon the effective date of this merger. As a result thereof, CEI shall no longer be engaged in business, having been merged into BRI.

                   III.   REQUIREMENTS OF COLORADO LAW

Pursuant to the laws of the State of Colorado, a majority of the directors of a Colorado corporation may enter into an Agreement of Merger setting forth the terms and conditions of proposed merger, including a statement of the capitalization, the number of shares of Capital Stock of the surviving corporation, a statement of the methods of carrying the terms of the Merger Agreement into effect, and such other details as may be deemed necessary to disclose all matters effective in a merger. The laws of the State of Colorado further provide that notice of a proposed merger shall be given by mail to the last known address of each shareholder, not less than ten (10) days prior to such meeting Such notice shall contain the time and place of meeting. The laws of the State of Colorado provide further that notice of the proposed merger may be waived by stockholders. By the further terms of the laws of the State of Colorado, it is specified that if a majority of the outstanding stock of the Colorado corporation shall be voted in favor of the merger, the Agreement of Merger shall be declared adopted. The vote thereon shall be acknowledged on the Agreement of Merger by the President or Vice President and by the Secretary or Assistant Secretary of the Colorado corporation., where upon the same shall be filed in the office of the Secretary of State of Colorado upon the recordation in the office of the Secretary of State of Colorado, the merger shall, insofar as Colorado law is concerned, be deemed to be consummated.

                       IV.   REQUIREMENTS OF NEVADA LAW

Pursuant to the laws of the State of Nevada, a majority of the directors of a Nevada corporation may enter into an Agreement of Merger setting forth the terms and conditions of proposed merger, including a statement of the capitalization, the number of shares of Capital Stock of the surviving corporation, a statement of the methods of carrying the terms of the Merger Agreement into effect, and such other details as may be deemed necessary to disclose all matters effective in a merger. The laws of the State of Nevada further provide that notice of a proposed merger shall be given by mail to the last known address of each shareholder, not less than twenty (20) days prior to such meeting. Such notice shall contain the time and place of meeting. The laws of the State of Nevada provide further that notice of the proposed merger may be waived by stockholders. By the further terms of the laws of the State of Nevada, it is specified that if a majority of the outstanding stock of the Nevada corporation shall be voted in favor of the merger, the Agreement of Merger shall be declared adopted. The vote thereon shall be acknowledged on the Agreement of Merger by the President or Vice President and by the Secretary or Assistant Secretary of the Nevada corporation. The Agreement of Merger shall be signed and acknowledged by the President or Vice President and by the Secretary of the Nevada corporation, where upon the same shall be filed with the office of the Secretary of State of Nevada. Upon the recordation in the office of the Secretary of State of Nevada, the merger shall, insofar as Nevada law is concerned, be deemed to be consummated.

                    V.   STATEMENT UNDER COLORADO LAW

The Agreement of Merger shall be as follows:

   a.The corporations proposing to merge are BRI and CEI. BRI shall be the surviving corporation.
   b.Exchange ratio of CEI common shares to be surrendered and converted for BRI common shares are, 1.19 CEI shares for one BRI common shares. Upon merger BRI outstanding shares shall be 1,230,000 and CEI shares shall be 685,000 common shares.
   c.BRI agrees to change its name to Cayenne Entertainment, Inc.
   d.The surviving corporation, BRI, agrees that it may be served with process in the State of Colorado in any proceeding for the enforcement of any obligation to which CEI was a party with regard to the merger into CEI and BRI agrees that it may be served with process in the State of Nevada in any proceeding for enforcement of the rights of a dissenting shareholder of BRI against CEI.

                     VI.   STATEMENT UNDER NEVADA LAW

The terms and conditions of the proposed merger of CEI into BRI, shall be as follows:

   a.The Articles of Incorporation of BRI, which are on file with the Secretary of State of Colorado, including amendment thereto, shall be the Articles of incorporation of the surviving corporation BRI.
   b.All CEI 685,000 common shares will be exchanged for 575,000 of BRI common shares.

NOW THEREFORE, in consideration of the foregoing recitals, and the mutual covenants hereinafter set forth BRI and CEI, desire to merge as that term is used in the States of Colorado and Nevada, do hereby, act through a majority of the Board of Directors and Shareholders of each corporation, agree to merge as follows:

                          VII.   AGREEMENT TO MERGE

The parties hereby agree that CEI shall be merged into BRI, and they do hereby further specifically agree, in order to accomplish such results, as follows:

   a.Each of the parties hereto shall prepare and cause to be mailed such notices as may be required or be desirable pursuant to the laws of the States of Nevada and Colorado. And in addition, they shall see to the mailing to the stockholders of the parties of all information which may be necessary or desirable in order to permit such stockholders to reach an intelligent and informed decision with respect to the proposed merger. The expense of all such notices, reports and information and of the mailing of same shall be borne by BRI with respect to which the material is prepared and to the stockholders of BRI and CEI regarding materials submitted, as the case may be, including the costs of preparing any reports or documents heretofore published and available and deemed desirable for such distribution. Each of the parties hereto shall proceed with all due diligence, but strictly in cooperation with the other, to secure the approval of the Agreement of Merger by the requisite vote of the stockholders of the parties and shall thereafter see to the filing of all required notices and undertakings of every kind and character, pursuant to the laws of the States of Nevada and Colorado.

   b.Upon the completion of the final steps necessary to permit this Agreement of Merger to become effective, the same shall forthwith become effective wherein BRI, shall take over and assume all of the assets, liabilities, agreements and license at which time, stockholders of CEI shall surrender all their stock certificates representing the 685,000 shares of common stock outstanding. CEI shares surrendered to BRI shall be canceled and retired by BRI. Upon this merger all assets, liabilities, agreements, licenses and minutes of CEI shall be adopted to and become the assets, liabilities, agreements, licenses and minutes of BRI.

                             VIII.   EXPENSES AND FEES

BRI shall pay all expenses in connection with the calling and convening of the special stockholders meetings to ratify and approve the Agreement of Merger.

                           IX.   DIRECTORS AND OFFICERS

   a.On the effective date of this merger, the Board of Directors of BRI consisted of four (4) Directors. The terms of office of such members of the Board of Directors shall be until their successors shall be elected and qualified, and serve until the next annual meeting of the surviving BRI. The names and addresses of the BRI Directors are as follows:

Gordon LeBlanc, Jr.                 James B. Pugh
5527 East Camelback Road            1333 W. Guadelupe Road, Suite 521
Phoenix, Arizona 85018              Gilbert, Arizona 85233-3014

Garth Jax                           Nelson Larkin
6244 East Calle Camelia             1707 Division Street, Suite 100
Scottsdale, Arizona 85251           Nashville, Tennessee 37203

   b.Upon the effective date of this merger, the Board of Directors of BRI shall consist of four (4) Directors. The terms of office of such members of the Board of Directors shall be until their successors shall be elected and qualified and shall serve and hold such office until his earlier death, resignation or removal by BRI stockholders. The names and addresses of the four (4) BRI Directors are as follows:

Gordon LeBlanc, Jr.           James B. Pugh
5527 East Camelback Road      1333 W. Guadelupe Road, Suite 521
Phoenix, Arizona 85018        Gilbert, Arizona 85233-3014

Garth Jax                     Nelson Larkin
6244 East Calle Camelia       1707 Division Street, Suite 100
Scottsdale, Arizona 85251     Nashville, Tennessee 37203

                         X.   DISSENTING SHAREHOLDERS

The surviving BRI shall comply with the provisions of applicable law, with the appraisal of and reasonable payment for stock of stockholders objecting to this merger. Reasonable payments for said dissenting stock and the reasonable cost of all proceedings in connection with all matters necessary to be performed in connection therewith will be at BRI's expense.

                    XI.   RESCIND OR ABANDONMENT OF MERGER

Anything herein to the contrary notwithstanding, this merger may be terminated and the merger provided herein rescinded or abandoned at any time prior to the effective date of the merger, before or after such action of the stockholders, pursuant to resolution adopted by the Board of Directors of either party hereto. If payment to dissenting CEI/BRI stockholders, if any, are unreasonable in CEI's opinion and are not acceptable to CEI, then at CEI's election, this Agreement of Merger, the same shall become wholly void and of no effect and there shall be no liability on the part of either party hereto, or their respective Boards of Directors or the stockholders and all exchanges of every kind shall revert back to each party hereto and each party hereto thereafter holds to other party hereto harmless forever.

                                X.   EXECUTION

This Agreement of Merger may be executed in any manner of counterparts, all of which together shall constitute one original Agreement of Merger.

IN WITNESS WHEREOF, by authority of the Board of Directors of BRI and CEI, BRI and CEI, jointly and severely, hereto have authorized their duly authorized corporate officers to execute this Agreement as of the date and year set forth below.

The effective date of this Agreement shall be the last date stated below.

Agreed to this 6th day of April, 2001

BOEING RUN INCORPORATED



/s/ Gordon LeBlanc, Jr.                         /s/ Jim Pugh
Gordon LeBlanc, Jr. as its President            Jim Pugh, as its Secretary


Agreed to this 6th day of April, 2001

CAYENNE ENTERTAINMENT, INC.



/s/ Gordon LeBlanc, Jr.                         /s/ Kay LeBlanc
Gordon LeBlanc, Jr. as its President            Kay LeBlanc, as its Secretary